CERTIFICATE OF INCORPORATION

                                       OF

                               CORE HOLDINGS, INC.

      FIRST: The name of the corporation is: Core Holdings, Inc.

      SECOND: The address of its registered office in the State of Delaware is to be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of stock which the corporation shall have authority to issue is TEN MILLION (10,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and ONE MILLION (1,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

      The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

      The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

      Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

      FIFTH: The name and mailing address of the sole incorporator is as follows:

            NAME                      MAILING ADDRESS

            Hank Gracin               Lehman & Eilen LLP
                                      50 Charles Lindbergh Boulevard, Suite 505
                                      Uniondale, New York 11553

      SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

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      SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation. Elections of directors need not be by written ballot unless the By-laws of the corporation shall so provide.

      EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

      NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TENTH: The corporation shall to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, or by any successor thereto, indemnify and reimburse any and all persons whom it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by said Section. Notwithstanding the foregoing, the indemnification provided for in this Article TENTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any By-law of the corporation, agreement, vote of stockholders or disinterested directors or otherwise.

      ELEVENTH: No director of this corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then liability of a director of the corporation, in addition to limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the corporation existing at the time of such repeal or modification.


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

      IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinbefore named, hereby declare and certify the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of May, 2005.


                                       /s/ Hank Gracin
                                       -----------------------------------------
                                       Hank Gracin


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